EXHIBIT 10.103b

AMENDMENT
TO
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

          This Amendment to Separation Agreement and General Release of All Claims (“Amendment”) is entered into by and between Gary Wetsel and Aspect Communications Corporation.

RECITALS

          A. Mr. Wetsel and Aspect previously entered into that certain Separation Agreement and General Release of All Claims dated December 6, 2004 (the “Agreement”) to document the amicable resolution of all potential issues and claims surrounding the employment of Mr. Wetsel by Aspect and the termination of that employment. Capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

          B. Among other things, the parties had agreed to modify the terms of certain stock options previously granted by Aspect to Mr. Wetsel. The parties had intended that such modifications would not cause Aspect to be required to adopt variable accounting for the stock options held by Mr. Wetsel.

          C. The parties have discovered an error in the documentation of the modifications to such stock options and desire to amend the Agreement to correct such error as set forth in this Amendment.

AGREEMENT

          NOW, THEREFORE, the parties agree that the Agreement is hereby amended as follows:

          1. Section 3(c) of the Agreement is hereby deleted and replaced in its entirety as follows:

       “c) During the period of his employment, Aspect granted certain stock options to Mr. Wetsel, which options are listed on the Options Summary attached as Exhibit A to this Agreement (the “Options”). Pursuant to the terms of the existing stock option agreements (the “Option Agreements”) for the Options and the provisions of the stock plan(s) to which the Options are subject, the Options shall continue to vest through March 31, 2005. With respect to the Option shares which are vested as of March 31, 2005, the terms and conditions of the Option Agreements shall remain unmodified in any way, including that such Option shares vested as of March 31, 2005 are exercisable until the sixtieth (60th) day following the Separation Date. In consideration for the release of claims and other obligations of Mr. Wetsel set forth in this Agreement, Aspect hereby accelerates, as of the Effective Date of this Agreement, the vesting of all of the Options which would otherwise be unvested as of March 31, 2005 (the “Accelerated Shares”) held by Mr. Wetsel and such Accelerated Shares shall become exercisable by Mr. Wetsel in twelve (12) equal monthly installments following March 31, 2005 (the “Exercisability Period”), subject to Mr. Wetsel’s continued compliance with the terms of this Agreement. Mr. Wetsel acknowledges and agrees that if Aspect reasonably determines he is not in compliance with his obligations to Aspect under this Agreement (including without limitation the obligations set forth below in Sections 5 and 7-9) Aspect shall have the immediate right to preclude his exercising any of the Accelerated Shares that have not yet been exercised pursuant to this Section 3(c); provided however that Mr. Wetsel shall be provided written notice of any purported default and ten (10) days to establish that he is not in fact in violation of such obligations, with the Board of Directors of Aspect (the “Board”) having sole and final authority to determine whether a violation has occurred. To the extent the Board determines no violation has occurred, Aspect shall lift the prohibition on exercise of the Accelerated Shares and again permit exercise of such Options in accordance with the provisions of this Section 3(c) (meaning, on the schedule set forth above during the Exercisability Period). To the extent the Board determines that a violation has occurred, the prohibition on exercising the Accelerated Shares shall remain in place and Mr. Wetsel shall not be permitted to exercise such Accelerated Shares at any time thereafter. In consideration for the release of claims and other obligations of Mr. Wetsel set forth in this Agreement and subject to the limitation set forth in the preceding three sentences, all of the Accelerated Shares (to the extent not previously exercised) shall remain exercisable until the sixtieth (60th) day following the date on which the final installment of the Accelerated Shares becomes exercisable. In no event, however, shall any Option be exercisable following the expiration of the original term of such Option. Except as set forth in this Section 3(c) and the Option Agreements, Mr. Wetsel acknowledges that he has no right, title or interest in or to any shares of Aspect’s capital stock under the any other agreement (oral or written) with Aspect. Notwithstanding anything to the contrary contained herein, in the event a Change of Control (as defined in Mr. Wetsel’s employment agreement dated February 27, 2004) occurs on or prior to March 31, 2005, the vesting of all of Mr. Wetsel’s options shall accelerate and such options shall be exercisable in full upon such Change of Control.”

          2. Solely for purposes of Section 3(c) of the Agreement, “Effective Date of this Agreement” shall mean the date this Amendment is last executed below.

          3. Except as explicitly set forth above, the terms and conditions of the Agreement shall remain in full force and effect, unmodified in any way.

          This Amendment is entered into as of the date last executed below.

Dated:	February 1, 2005	/s/ Gary E. Barnett

Aspect Communications Corporation

1310 Ridder Park Drive
San Jose, California 95131

Dated:	February 1, 2005	/s/ Gary A. Wetsel

Gary A. Wetsel